Exhibit 5.1
[Anfield Sujir Kennedy & Durno letterhead]
December 22, 2006
BPI Energy Holdings, Inc.
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139
Dear Sirs/Mesdames:
Re:      BPI Energy Holdings, Inc.
            Registration Statement on Form S-8 pursuant to General Instruction (E)
     BPI Energy Holdings, Inc. (“BPI”) is filing with the Securities and Exchange Commission, pursuant to General Instruction (E) of Form S-8, a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of an additional 2,000,000 common shares, without par value, of BPI Energy Holdings, Inc. (the “Additional Common Shares”) to be issued from time to time pursuant to the terms of the BPI Energy Holdings, Inc. 2005 Omnibus Stock Plan, as amended (the “Plan”).
     Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.
     In rendering this opinion, we have examined (a) the Articles of Incorporation of BPI, (b) the Plan, (c) a certificate of Good Standing issued by the Registrar of Companies, and (d) such other records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:
     (1) BPI was incorporated as a company under the laws of the province of British Columbia, is a valid and existing company and is, with respect to the filing of annual reports, in good standing.
     (2) When issued in accordance with the terms of the Plan and any instrument evidencing or otherwise governing the option granted, the Additional Common Shares that are the subject of the Registration Statement will be legally issued, fully paid and non-assessable.
     We hereby consent to the use and filing of this opinion in connection with the Registration Statement.
Very truly yours,
/s/ Anfield Sujir Kennedy & Durno